Exhibit 99.1

ION announces patent litigation settlement with WesternGeco
HOUSTON — April 9, 2020 — ION Geophysical Corporation (NYSE: IO) today announced a settlement of the decade-long patent litigation with WesternGeco regarding lateral streamer positioning. The parties signed an agreement where WesternGeco will permanently dismiss the pending lawsuit, grant ION a license to the patents and lift the injunction preventing ION from manufacturing DigiFIN™ in the United States. In exchange, ION agreed to pay a settlement value to WesternGeco out of future revenues from the company’s multi-client data library, comprising 1) a small percent of 2D multi-client late sales for a 10-year period and 2) transferring a majority of ION’s revenue share to WesternGeco on the parties’ existing joint multi-client reimaging product offshore Mexico. The parties also agreed to expand the existing multi-client collaboration opportunities through new arrangements within specific geographies and product offerings.
“I am thrilled to put this lawsuit behind us,” said Chris Usher, ION’s President and Chief Executive Officer. “The composition of our companies’ portfolios and the competitive landscape have changed dramatically over the timeline of this case. Both parties recognized that collaboration and risk-sharing make more sense going forward, rather than embarking on the new damages case ION was awarded late in 2019. The parties have been collaborating since 2016 on multi-client programs and have identified additional areas to work together to create enhanced value for our customers.”
About ION
Leveraging innovative technologies, ION delivers powerful data-driven decision-making to offshore energy, ports and defense industries, enabling our clients to optimize operations and deliver superior returns. Learn more at iongeo.com.
Contacts
ION (Investor relations)
Executive Vice President and Chief Financial Officer
Mike Morrison, +1 281.552.3011
mike.morrison@iongeo.com
ION (Media relations)
Vice President, Communications
Rachel White, +1 281.781.1168
rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; political, execution, regulatory, and currency risks; the COVID-19 pandemic; and the Saudi-Russian oil price war. For additional information regarding these various risks and uncertainties, see our Form 10-K for the year ended December 31, 2019, filed on February 6, 2020. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.